EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated May 16, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 579 (Cohen & Steers REIT Income Portfolio 2006-2, Diversified Healthcare Portfolio, Series 35, Energy Portfolio, Series 18, Financial Institutions Portfolio, Series 30 and Utility Income Portfolio, Series 20) as of May 16, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
May 16, 2006